Registration Statement No. 333-199784

Filed pursuant to Rule 424(b)(3)

Amendment dated September 2, 2015 to

Pricing Supplement No. 1, dated November 7, 2014 and Pricing Supplement No. 6, dated November 13, 2014 to Prospectus Supplement and Prospectus each dated November 3, 2014 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the SPECTRUM Large Cap U.S. Sector Momentum Index

developed by BNP Paribas

Due August 8, 2022

The following issuances involved scheduled settlement between August 7, 2015 and September 2, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$100,000	141.017%	$141,017	August 31, 2015
$100,000	149.695%	$149,695	September 2, 2015

Linked to the MLCX Biofuels Index (Exchange Series)

— Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between August 7, 2015 and September 2, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$200,000	72.641%	$145,282	August 24, 2015

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$400,000	108.998%	$435,994	$50.66(1)

(1)                                     The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of these pricing supplements, there are unused registration fees of $93,561.23 that have been paid in respect of the securities covered by pricing supplements No. 1 and No. 6 under the registration statement on Form F-3 (No. 333-199784) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $93,510.57 remain available for future offerings for such pricing supplements described above.